Exhibit 99.21
Exhibit D

AMENDMENT NO. 1 TO THE

ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT NO. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT (this “Amendment”) is entered into as of October [●], 2010 (the “Amendment Date”), by and among UniStar Nuclear Energy, LLC (“Company”), a Delaware limited liability company and Constellation Energy Nuclear Group, LLC (“CENG” and together with the Company, the “Parties”), a Maryland limited liability company.

WITNESSETH:

WHEREAS, the Parties entered into an Administrative Services Agreement  on September 17, 2010 (the “Agreement”) pursuant to which CENG provides administrative support services to the Company;

WHEREAS, the Company, Constellation New Nuclear, LLC, a Delaware limited liability company (“CNN”), EDF Inc. (f/k/a EDF Development Inc.), a Delaware corporation (“EDFD”), CENG, and Constellation Energy Group, Inc., a Maryland corporation are parties to that certain Purchase and Sale Agreement (the “PSA”) dated as of October [●], 2010, pursuant to which CNN will sell to EDFD all its right, title and interest in 1,000 membership units of the Company;

WHEREAS, the closing of the transactions contemplated in the PSA is conditioned on the delivery of this Amendment to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to he legally bound, hereby agree as follows:

SECTION 1. Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Agreement.

SECTION 2. Amendment to Section 1.1.  Section 1.1 of the Agreement is hereby amended by (i) deleting the definition of  “Company Offices” in its entirety, (ii) deleting the definition of “CENG Group” in its entirety, (iii) deleting the definition of “Operating Agreement” in its entirety, and (iv) adding the following definitions:

“Amendment Date” means October [ ] 1, 2010.

“CENG Group” means CENG and its Subsidiaries.

“Expiration Date” means October [ ] 2, 2011.

SECTION 3. Amendment to Section 2.2(a).  Section 2.2(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 2.2(a) of the Agreement shall read as follows:

“Section 2.2(a)    The Company agrees to pay to CENG Allocated Amounts or Direct Charged Amounts for Services, as specified in Exhibits A through D, provided to the Company Group during the Term commencing on the Amendment Date up to and including the Expiration Date.”

SECTION 4. Amendment to Section 5.1.  Section 5.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.1 of the Agreement shall read as follows:

“Section 5.1  Term.  The Term of this Agreement commenced on January 1, 2010, and, unless sooner terminated as provided herein or extended by mutual agreement of the Parties, shall expire on the Expiration Date (the “Term”).”

SECTION 5. Amendment to Section 5.2.  Section 5.2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.2 of the Agreement shall read as follows:

“Section 5.2.  Early Termination.  This Agreement shall automatically terminate upon dissolution and winding up of the Company.”

SECTION 6. Amendment to Section 5.5.  Section 5.5 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the text that follows so that, as amended, Section 5.1 of the Agreement shall read as follows:

“Section 5.5 Transition Period.  If a notice of termination is sent by the Company pursuant to Section 5.3 or Section 5.4 (in the latter case, following expiration of the applicable cure period), the Company may elect by such notice of termination to either terminate this Agreement immediately or to terminate this Agreement at the end of a period notified by the Company to CENG, being a period of not less than thirty (30) Days and not exceeding six (6) months following the date of the termination notice (the “Transition Period”); provided, however, that the Transition Period shall in no event extend beyond the Expiration Date unless agreed to by the Parties pursuant to Section 5.1.  If a notice of termination is sent by CENG following expiration of the applicable cure period, this Agreement shall terminate at the end of the Transition Period notified to CENG by the Company.”

___________________________
1           Note:  Date will be the date of the signing of this Amendment; to be completed on the date of execution.
2           Note:  Date will be the first anniversary of the signing of this Amendment; to be completed on the date of execution.

SECTION 7. Amendment to Appendix 1.  Section 1.1 of Appendix 1 to the Agreement is hereby amended by deleting the definition of “Representative” in its entirety and replacing it with the text that follows so that, as amended, “Representative” shall read as follows:

““Representative” means, with respect to any Person, its affiliates, its and their directors, officers, employees and agents, who, in the case of CENG, have a need to know the Confidential information in connection with providing Services under this Agreement.”

SECTION 8. Amendment to Exhibits.  Each reference to “January 1, 2010 to December 31, 2010” in the Exhibits of the Agreement shall be deleted and replaced in each case with the words “Amendment Date to Expiration Date.”   In addition, each reference to “CEG” in Exhibits A, B and C to Appendix 2 of the Agreement shall be deleted and replaced in each case with the word “CENG”.

SECTION 9. Effect of Amendment.  The parties hereto agree that, except as expressly set forth herein, all terms of the Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

SECTION 10. Entire Agreement.  This Amendment and the Agreement, including the Exhibits, Schedules and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended hereby.

SECTION 11. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflict of laws that would apply the law of another jurisdiction.

SECTION 12. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:
Name:
Its:

UNISTAR NUCLEAR ENERGY, LLC

By:
Name:
Its: